SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2011

REGENICIN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146834	27-3083341
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 High Court, Little Falls, NJ 07424
Address of principal executive offices

Registrant’s telephone number, including area code: (646) 403 3581

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On April 18, 2012, a settlement was reached in the case involving litigation between our Chief Executive Officer, Mr. Randall McCoy, and our former President, Mr. Joseph Connell in the United States District Court for the Southern District of New York.

As previously reported, on March 11, 2011, Mr. Connell filed a complaint in the Supreme Court of the State of New York (which was later removed to federal court) against Mr. Randall McCoy, our company, and the members of our board of directors. The company and members of the board were dismissed earlier from the proceedings and the chronology of the case is set forth in our previous filings.

As a final resolution, a Confidential Settlement Agreement and General Release (the “Settlement Agreement”) was signed by and among Mr. McCoy, Mr. Connell, our company, and our board of directors. An amendment (the “Amendment”) to the Settlement Agreement was signed on April 24, 2012. Pursuant to the Settlement Agreement and Amendment, in exchange for dismissal of the pending lawsuit with prejudice and a mutual release of all claims involving all parties concerned, Mr. McCoy agreed to issue to Mr. Connell 12,500,000 shares of his common stock in our company. On April 19, 2012, 10,000,000 of the shares were transferred to Mr. Connell, with the remaining shares assigned to his counsel in the case.

As a result of the Settlement Agreement and Amendment and the transfer of these shares, Mr. Connell is now a greater than 10% shareholder of our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENICIN, INC.

/s/ Randall McCoy

Randall McCoy

CEO and Director

Date: May 7, 2012

2